UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022 (November 15, 2022)

PALISADE BIO, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33672	52-2007292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7750 El Camino Real Suite 5200 Carlsbad, California	92009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PALI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

As previously disclosed, on October 4, 2022 and October 6, 2022, Palisade Bio, Inc. (the “Company”) held special meetings of its shareholders (the “Special Meetings”) at which the shareholders approved: (i) a proposal to authorize the Company’s board of directors (“Board”), in its discretion, to effect a reverse stock split of the Company’s common stock, par value $0.01 (the “Common Stock”) at a specific ratio, ranging from 1-for-10 to 1-for-50, to be determined by the Board, and (ii) an amendment to the Company’s amended and restated certificate of incorporation to decrease the number of authorized shares of Common Stock from 300,000,000 to 280,000,000 (the “Authorized Share Reduction”).

In accordance with the foregoing, the Board approved a 1-for-50 reverse stock split of the Common Stock (“Reverse Stock Split”). On November 14, 2022, the Company filed an amendment to its amended and restated certificate of incorporation (“Amendment”) with the Secretary of State of Delaware with such Amendment becoming effective at 5:00 p.m. Eastern Time on Tuesday November 15, 2022. The purpose of the Amendment is to (i) effect the Reverse Stock Split and (ii) complete the Authorized Share Reduction. Accordingly, each of the Company’s shareholders will receive one (1) new share of Common Stock for every fifty (50) shares such shareholder held immediately prior to the effective time of the Reverse Stock Split. The Reverse Stock Split affects all of the Company’s issued and outstanding shares of Common Stock equally. The Reverse Stock Split will also affect the Company’s outstanding stock options, warrants and other exercisable or convertible securities and will result in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares that would have otherwise resulted from the Reverse Stock Split will be paid in cash, at an amount equal to the resulting fractional interest in one (1) share of the Common Stock to which the shareholder would otherwise be entitled, multiplied by the closing trading price of the Common Stock on November 15, 2022.

As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock will be adjusted from 77,080,169 shares to approximately 1,541,603 shares (not accounting for any fractional shares that will be paid out in cash). Additionally, per the Authorized Share Reduction, the number of authorized shares of Common Stock is reduced from 300,000,000 to 280,000,000 shares. The number of authorized shares of preferred stock remains unchanged at 7,000,000 shares.

Pursuant to the terms of the outstanding Certificate of Designation of Series A 4.5% Convertible Preferred Stock, for the issued and outstanding shares of the Company’s Series A 4.5% Convertible Preferred Stock, par value $0.01 per share with a stated value of $12.7895 per share (the “Series A Preferred Stock”), the conversion price at which shares of Series A Preferred Stock may be converted into shares of Common Stock will be proportionately adjusted to reflect the Reverse Stock Split.

The Common Stock will begin trading on a post Reverse Stock Split basis on the Nasdaq Capital Market on November 16, 2022. The Company’s trading symbol will remain “PALI”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 696389204.

The information set forth herein is qualified in its entirety by the terms contained in the Amendment, a copy of which is attached to this report as Exhibit 3.01(i).

Item 8.01	Other Events.

On November 15, 2022, the Company announced the Reverse Stock Split as described in Item 5.03 of this Current Report on Form 8-K. A copy of the press release is attached to this report as Exhibit 99.01.

Item 9.01	Financial Statement and Exhibits.

Exhibit No.	Description
3.01(i)	Amendment to the Amended and Restated Certificate of Incorporation
99.01	Press Release Dated November 15, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 16, 2022	Palisade Bio, Inc.

/s/ J.D. Finley
		By:	J.D. Finley
Interim Chief Executive Officer and Chief Financial Officer